Exhibit 5


Rimage Corporation
7725 Washington Avenue South
Minneapolis, MN 55439


          Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 filed by Rimage Corporation (the "Company") with the Securities and Exchange Commission on or about the date hereof, relating to the registration of 750,000 common shares, no par value, which may be issued pursuant to exercise of options granted or which may be granted under the Company's 1992 Stock Option Plan (the "Plan"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

               1. The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

               2. The 750,000 shares which may be issued by the Company under the Plan will be, when issued and paid for as described in the Registration Statement, validly issued, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

Dated: May 21, 1998
                                              Very truly yours,



                                              DORSEY & WHITNEY LLP